Exhibit 4.5

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is made and entered into as of February 8, 2021, by and among Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), and High Trail Investments ON LLC (the “Holder”).

RECITALS

WHEREAS, the Company has issued that certain Warrant to Purchase Common Stock No. HTCS-2 (the “Warrant”), to the Holder pursuant to that certain Securities Purchase Agreement, dated as of February 2, 2021, by and among the Company and the investors on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”) (as the same may be amended from time to time);

WHEREAS, the Company and the Holder desire to amend certain provisions of the Warrant; and

WHEREAS, pursuant to Section 9 of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF WARRANT

1.1 Section 1(f) of the Warrant. Section 1 of the Warrant is hereby amended to add the following Section 1(f)

“(f) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in the aggregate in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this

Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including any other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. The Holder hereby acknowledges and agrees that the Company shall be entitled to rely on the representations and other information set forth in any Exercise Notice and shall not be required to independently verify whether any exercise of this Warrant would cause the Holder (together with the other Attribution Parties) to collectively beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding after giving effect to such exercise or otherwise trigger the provisions of this Section 1(f).”

1.2. Section 1(j) of the Warrant. Section 1 of the Warrant is hereby amended to add the following Section 1(j):

“(j) Stock Exchange Limitations. Notwithstanding anything to the contrary in this Warrant, unless the Company obtains a stockholder approval contemplated by Nasdaq Listing Standard Rules 5635(a) and/or 5635(d) with respect to the issuance of shares of Common Stock pursuant to this Warrant in excess of the limitations imposed by such rules, in no event will the number of shares of Common Stock issuable pursuant to this Warrant exceed 134,348 shares in the aggregate.”

1.3. Definition of “Expiration Date”. The definition of “Expiration Date in the Warrant is hereby amended and restated in its entirety as follows:

““Expiration Date” means the later of (i) the date that is sixty (60) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday and (ii) the date that is twelve (12) months after the date on which the Company obtains the Requisite Stockholder Approval (as defined in that certain letter agreement, dated as of February 8, 2021, by and between the Company and the Holder) or, if such date falls on a Holiday, the next day that is not a Holiday.”

ARTICLE II

MISCELLANEOUS

2.1. Rule 144 Holding Period. The Company and the Holder acknowledge and agree that, as set forth in the Securities Purchase Agreement, the Warrant will continue to have a holding period under Rule 144 promulgated under the Securities Act of 1933, as amended, that will be deemed to have commenced as of February 2, 2021.

2.2. Disclosure of Amendment. No later than 9:30 a.m., New York time, on February 9, 2021, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the U.S. Securities Exchange Act of 1934, as amended, and attaching the form of this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Securities Purchase Agreement, this Amendment or the Transaction Documents (as defined in the Securities Purchase Agreement).

2.3. Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections of the Warrant.

2.4. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Securities Purchase Agreement.

2.5. No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Warrant are hereby ratified and shall remain unchanged and in full force and effect.

2.6. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

2.7. Electronic and Facsimile Signatures. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Warrant to Purchase Common Stock as of the date first written above.

COMPANY:
MOHAWK GROUP HOLDINGS, INC.
By:	/s/ Yaniv Sarig
Name: Yaniv Sarig
Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO COMMON STOCK PURCHASE WARRANT]

The parties hereto have executed this Amendment to Warrant to Purchase Common Stock as of the date first written above.

HOLDER:
HIGH TRAIL INVESTMENTS ON LLC
By:	/s/ Eric Helenek
Name: Eric Helenek
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT TO COMMON STOCK PURCHASE WARRANT]